As filed with the Securities and Exchange Commission on September 28, 2006
Registration No. 333-135426

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 5
To
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SHUTTERFLY, INC.
(Exact name of Registrant as specified in its charter)

Delaware	7384	94-3330068
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial code number)	(I.R.S. employer identification no.)

2800 Bridge Parkway, Suite 101
Redwood City, CA 94065
(650) 610-5200
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Jeffrey T. Housenbold
Chief Executive Officer and President
Shutterfly, Inc.
2800 Bridge Parkway, Suite 101
Redwood City, CA 94065
(650) 610-5200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gordon K. Davidson, Esq. Daniel A. Dorosin, Esq. Robert A. Freedman, Esq. Fenwick & West LLP 801 California Street Mountain View, CA 94041 (650) 988-8500	Kevin P. Kennedy, Esq. Simpson Thacher & Bartlett LLP 2550 Hanover Street Palo Alto, CA 94304 (650) 251-5000

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	Other Expenses of Issuance and Distribution.
       The following table sets forth the costs and expenses to be paid by Shutterfly in connection with the sale of the shares of common stock being registered hereby. All amounts are estimates except for the SEC registration fee, the NASD filing fee and The NASDAQ Global Market listing fee.

SEC registration fee	$10,706
NASD filing fee	10,505
NASDAQ Global Market listing fee	100,000
Printing and engraving	250,000
Legal fees and expenses	1,200,000
Accounting fees and expenses	750,000
Blue sky fees and expenses	35,000
Transfer agent and registrar fees and expenses	25,000
Miscellaneous	118,789

Total	$2,500,000

ITEM 14.	Indemnification of Directors and Officers.
       Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933.
       As permitted by the Delaware General Corporation Law, the Registrant’s restated certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases); or

•	for any transaction from which the director derived an improper personal benefit.
       As permitted by the Delaware General Corporation Law, the Registrant’s restated bylaws provide that:

•	the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;

•	the Registrant may indemnify its other employees and agents as set forth in the Delaware General Corporation Law;

•	the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions; and

•	the rights conferred in the bylaws are not exclusive.

       The Registrant has entered into indemnification agreements with each of its current directors and officers to provide such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s restated certificate of incorporation and restated bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, officer or employee of the Registrant regarding which indemnification is sought. Reference is also made to Section 9 of the Underwriting Agreement, which provides for the indemnification of officers, directors and controlling persons of the Registrant against certain liabilities. The indemnification provision in the Registrant’s restated certificate of incorporation, restated bylaws and the indemnification agreements entered into or to be entered into between the Registrant and each of its directors and officers may be sufficiently broad to permit indemnification of the Registrant’s directors and officers for liabilities arising under the Securities Act.
       The Registrant has directors’ and officers’ liability insurance for securities matters.
       Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

Exhibit Document	Number

Form of Underwriting Agreement	1.01
Form of Restated Certificate of Incorporation of the Registrant	3.03
Form of Amended and Restated Bylaws of the Registrant	3.05
Fifth Amended and Restated Investors’ Rights Agreement dated, as of November 11, 2005	4.02
Form of Indemnity Agreement	10.01

ITEM 15.	Recent Sales of Unregistered Securities.
       Since June 30, 2003, we have issued and sold the following securities:

1. On July 31, 2003, we issued 717,545 shares of our Series E Preferred Stock to Monaco Partners, L.P. upon Monaco’s exercise of its right to convert approximately $439,000 in debt from us, which debt was incurred as a result of Monaco’s payment of certain amounts originally owed by us to Silicon Valley Bank, as further described in the section entitled “Certain Relationships and Related Party Transactions.”

2. On December 30, 2004, Monaco Partners, L.P. exercised warrants to purchase 137,500 shares of our Series D preferred stock and 112,500 shares of our Series E preferred stock. These warrants were issued in connection with a loan made by Monaco to the Company in February 2003. The Company paid the balance due on this loan in full in December 2004.

3. From June 30, 2003 through September 27, 2006, we issued options to purchase an aggregate of 5,441,295 shares of our common stock under our 1999 Stock Plan.

4. On November 11, 2005, we issued 1,353,730 shares of our Series F preferred stock to Sutter Hill Ventures at a price of $14.774 per share.

5. On June 1, 2005, we issued 229,994 shares of our common stock to the shareholders of Memory Matrix, Inc., in connection with our acquisition of Memory Matrix.

6. From June 30, 2003 through September 27, 2006, we issued 2,318,540 shares of our common stock to our employees, directors, consultants and other service providers upon exercise of options granted by us, with exercise prices ranging from $0.10 to $5.50 per share.

7. On September 7, 2006, we issued 61,057 shares of our Series A preferred stock to Comdisco, Inc. upon its net exercise of outstanding warrants.

8. On September 8, 2006, we issued 65,000 shares of our common stock to Community Foundation Silicon Valley.
       Unless otherwise stated, the sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act or Regulation D promulgated under Sections 3(b) and 4(2) of the Securities Act or Rule 701 promulgated under Section 3(b) and Section 28 of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of such securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the share certificates issued in such transactions. All recipients had adequate access, through their relationships with us, to information about Registrant.

ITEM 16.	Exhibits and Financial Statement Schedules.
       (a) Exhibits.
EXHIBIT INDEX

Exhibit
Number		Exhibit Title

1	.01**	Form of Underwriting Agreement.
3	.01**	Restated Certificate of Incorporation of the Registrant.
3	.02(a)**	Amendment to Restated Certificate of Incorporation of the Registrant, dated as of June 20, 2006.
3	.02(b)**	Amendment to Restated Certificate of Incorporation of the Registrant, dated as of September 6, 2006.
3	.03**	Form of Restated Certificate of Incorporation of the Registrant, to be effective immediately following the completion of this offering.
3	.04**	Bylaws of the Registrant.
3	.05**	Form of Amended and Restated Bylaws of the Registrant, to be effective immediately following completion of this offering.
4	.01**	Form of Registrant’s common stock certificate.
4	.02**	Fifth Amended and Restated Investors’ Rights Agreement, dated as of November 11, 2005, by and among the Registrant and certain investors of the Registrant.
5	.01**	Opinion of Fenwick & West LLP regarding the legality of the securities being registered.
10	.01**	Form of Indemnity Agreement.
10	.02**	1999 Stock Plan and forms of stock option agreement and stock option exercise agreement.
10	.03**	2006 Equity Incentive Plan and forms of stock option agreement and stock option exercise agreement, restricted stock agreement, restricted stock unit agreement, stock appreciation right agreement and stock bonus agreement.
10	.04**	Lease Agreement, as amended, dated July 5, 1999, by and between the Registrant and Westport Joint Venture, as amended to date.
10	.05**	Agreement of Lease, dated as of August 1, 2005, by and between the Registrant and DCT-CA 2004 RN Portfolio L, LP, as amended to date.
10	.06**	Lease, dated as of March 7, 2000, by and between the Registrant and 3168 Corporate Place Associates, LLC, as amended to date.
10	.07**	Lease, dated as of April 6, 2000, by and between the Registrant and 3168 Corporate Place Associates, LLC, as amended to date.
10	.08**	Offer letter dated January 5, 2005 for Jeffrey T. Housenbold.
10	.09**	Offer letter dated June 23, 2004 for Stephen E. Recht.

Exhibit
Number		Exhibit Title

10	.10**	Offer letter dated July 22, 2001 for Jeannine M. Smith Thomas.
10	.11**	Offer letter dated July 12, 2001 for Andrew F. Young.
10	.12**	Offer letter dated March 25, 2005 for Douglas J. Galen.
10	.13**	Offer letter dated April 3, 2006 for Stanford S. Au.
10	.14†**	Supply agreement, dated as of September 15, 2005, by and between the Registrant and Fuji Photo Film U.S.A., Inc.
21	.01**	Subsidiary of the Registrant.
23	.01**	Consent of Fenwick & West LLP (included in Exhibit 5.01).
23.02		Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.
23	.03**	Consent of Financial Strategies Consulting Group.
24	.01**	Powers of Attorney (included on page II-6).

**	Previously filed.

†	Certain portions of this agreement have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.
       (b) Financial Statement Schedules.
       Below is Schedule II — Valuation and Qualifying Accounts. All other financial statement schedules are omitted because they are not applicable or the information is included in the financial statements or related notes.
Report of Independent Registered Public Accounting Firm
on
Financial Statement Schedule
To the Board of Directors and Stockholders
of Shutterfly, Inc.:
       Our audits of the consolidated financial statements referred to in our report dated June 27, 2006 appearing in the registration statement on Form S-1 of Shutterfly, Inc. also included an audit of the financial statement schedule listed in Schedule II of this registration statement on Form S-1. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.
/s/ PricewaterhouseCoopers LLP
San Jose, California
June 27, 2006

Schedule II
Valuation and Qualifying Accounts

		Additions
	Balance at							Balance at
	beginning	Charged to costs		Charged to				end of
	of period	and expenses		other accounts		Deductions		period

Deferred tax valuation allowance
Year ended December 31, 2003	$27,438	$620	(1)	$—		$—		$28,058
Year ended December 31, 2004	28,058	—		—		(3,050	) (2)	25,008
Year ended December 31, 2005	25,008	—		(230	)(3)	(24,778	) (4)	—

(1)	Increase in the valuation allowance is due to an increase in deferred tax assets

(2)	Decrease in the valuation allowance is due to a decrease in deferred tax assets

(3)	Reflects amounts related to items with no income statement effect

(4)	Decrease in the valuation allowance is due to the reversal of the valuation allowance in the fourth quarter of 2005.

ITEM 17.	Undertakings.
       The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
       The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
       Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 5 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redwood City, State of California, on September 27, 2006.

SHUTTERFLY, INC.

By:	/s/ Stephen E. Recht

Stephen E. Recht
Chief Financial Officer
       Pursuant to the requirements of the Securities Act, this Amendment No. 5 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

Principal Executive Officer:

* Jeffrey T. Housenbold	President, Chief Executive Officer and Director	September 27, 2006

Principal Financial Officer and Principal Accounting Officer:

/s/ Stephen E. Recht Stephen E. Recht	Chief Financial Officer	September 27, 2006

Additional Directors:

* James H. Clark	Chairman of the Board	September 27, 2006

* Nancy J. Schoendorf	Director	September 27, 2006

* James N. White	Director	September 27, 2006

* Eric J. Keller	Director	September 27, 2006

Name		Title	Date

* Patricia A. House		Director	September 27, 2006

*By:	/s/ Stephen E. Recht Attorney-in-fact

EXHIBIT INDEX

Exhibit
Number		Exhibit Title

1	.01**	Form of Underwriting Agreement.
3	.01**	Restated Certificate of Incorporation of the Registrant.
3	.02(a)**	Amendment to Restated Certificate of Incorporation of the Registrant, dated as of June 20, 2006.
3	.02(b)**	Amendment to Restated Certificate of Incorporation of the Registrant, dated as of September 6, 2006.
3	.03**	Form of Restated Certificate of Incorporation of the Registrant, to be effective immediately following the completion of this offering.
3	.04**	Bylaws of the Registrant.
3	.05**	Form of Amended and Restated Bylaws of the Registrant, to be effective immediately following completion of this offering.
4	.01**	Form of Registrant’s common stock certificate.
4	.02**	Fifth Amended and Restated Investors’ Rights Agreement, dated as of November 11, 2005, by and among the Registrant and certain investors of the Registrant.
5	.01**	Opinion of Fenwick & West LLP regarding the legality of the securities being registered.
10	.01**	Form of Indemnity Agreement.
10	.02**	1999 Stock Plan and forms of stock option agreement and stock option exercise agreement.
10	.03**	2006 Equity Incentive Plan and forms of stock option agreement and stock option exercise agreement, restricted stock agreement, restricted stock unit agreement, stock appreciation right agreement and stock bonus agreement.
10	.04**	Lease Agreement, as amended, dated July 5, 1999, by and between the Registrant and Westport Joint Venture, as amended to date.
10	.05**	Agreement of Lease, dated as of August 1, 2005, by and between the Registrant and DCT-CA 2004 RN Portfolio L, LP, as amended to date.
10	.06**	Lease, dated as of March 7, 2000, by and between the Registrant and 3168 Corporate Place Associates, LLC, as amended to date.
10	.07**	Lease, dated as of April 6, 2000, by and between the Registrant and 3168 Corporate Place Associates, LLC, as amended to date.
10	.08**	Offer letter dated January 5, 2005 for Jeffrey T. Housenbold.
10	.09**	Offer letter dated June 23, 2004 for Stephen E. Recht.
10	.10**	Offer letter dated July 22, 2001 for Jeannine M. Smith Thomas.
10	.11**	Offer letter dated July 12, 2001 for Andrew F. Young.
10	.12**	Offer letter dated March 25, 2005 for Douglas J. Galen.
10	.13**	Offer letter dated April 3, 2006 for Stanford S. Au.
10	.14†**	Supply agreement, dated as of September 15, 2005, by and between the Registrant and Fuji Photo Film U.S.A., Inc.
21	.01**	Subsidiary of the Registrant.
23	.01**	Consent of Fenwick & West LLP (included in Exhibit 5.01).
23.02		Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.
23	.03**	Consent of Financial Strategies Consulting Group.
24	.01**	Powers of Attorney.

**	Previously filed.

†	Certain portions of this agreement have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.